Exhibit 99.1

On January 28, 2010, The Manitowoc Company, Inc. disclosed preliminary summary financial information as of and for the three months ended December 31, 2009 as follows:

•                  Crane segment net sales of $475-$480 million and operating earnings of between $16-$18 million;

•                  Crane segment backlog of $575 million;

•                  Foodservice segment net sales of $355-$360 million and operating earnings of between $39-$41 million;

•                  Consolidated operating earnings of $36-$38 million, which includes depreciation of $20-$22 million and amortization expense of $12-$14 million;

•                  Cash interest expense of $43-$45 million;

•                  Cash flow from operations of $160-$165 million;

•                  Capital expenditures in fourth quarter of 2009 of between $13-$15 million;

•                  Consolidated total assets of $4.4 billion;

•                  Total debt reduced to approximately $2.175 billion; and

•                  Total liquidity of $470 million, consisting of cash of $110 million and $360 million of borrowing capacity under our $400 million revolving credit facility.

The preliminary financial results presented above are subject to the completion of the Company’s financial closing procedures. Those procedures have not been completed. Accordingly, these results may change and those changes may be material.

We have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling J.P. Morgan Securities Inc. collect at (212) 834-4533.